Exhibit 10.13

SETTLEMENT AGREEMENT

This SETTLEMENT  AGREEMENT (this “Settlement Agreement”) is made and entered into as of November 12, 2004 (the “Effective Date”) by and between, on the one hand, Polycom, Inc., a Delaware corporation, having offices at 4750 Willow Road, Pleasanton, CA 94588 (“Polycom”), and, on the other hand, Avistar Communications Corporation, a Delaware corporation, having offices at 555 Twin Dolphin Drive, Suite 360, Redwood Shores, California 94065 together with its wholly owned subsidiary Collaboration Properties, Inc., a Nevada corporation, having offices at 555 Twin Dolphin Drive, Suite 360, Redwood Shores, California 94065 (collectively, “Avistar “) (Polycom and Avistar are individually referred to herein as a “party,” and collectively as the “parties”).

WITNESSETH

WHEREAS, Avistar has filed claims against Polycom for patent infringement in an action styled Collaboration Properties, Inc. v. Polycom, Inc., Case # 02-CV-04591, pending in the United States District Court for the Northern District of California, and Polycom has asserted counterclaims for, inter alia, patent infringement, invalidity and unenforceability, against Avistar (the “Litigation”);

WHEREAS, Polycom denies that it does now or has ever infringed any of Avistar’s patents or committed any act that would entitle Avistar, under the law of any jurisdiction anywhere in the world, to any of the relief it is seeking in the Litigation against Polycom;

WHEREAS, Avistar asserts that Polycom does infringe the Avistar patents asserted in the Litigation, that those patents are valid and enforceable, and that it is entitled to the relief it is seeking in the Litigation against Polycom;

WHEREAS, Avistar and Polycom are concurrently entering into that certain Patent Cross-License Agreement of even date herewith and attached hereto as Exhibit C (the “Patent License Agreement”); and

WHEREAS, Avistar and Polycom desire to avoid the time and expense of litigation, and in compromise of the disputed claims, to fully and finally resolve and settle the Litigation through the exchange of mutual releases, licenses and other valuable and adequate consideration as set forth in this Settlement Agreement and the Patent License Agreement.

NOW, THEREFORE, in consideration of the above and the mutual covenants and promises hereinafter contained, the parties agree as follows:

ARTICLE I – DEFINITIONS

As used in this Settlement Agreement, the following terms shall have the following meanings:

1.1                                 “Avistar Patents” shall have the meaning set forth in Section 1.1 of the Patent License Agreement.

1.2                                 “Person” shall have the meaning set forth in Section 1.10 of the Patent License Agreement.

1.3                                 “Polycom Patents” shall have the meaning set forth in Section 1.14 of the Patent License Agreement.

1.4                                 “Subsidiary” shall have the meaning set forth in Section 1.13 of the Patent License Agreement.

1.5                                 “Third Party” shall have the meaning set forth in Section 1.14 of the Patent License Agreement.

1.6                                 “Voting Power” shall have the meaning set forth in Section 1.15 of the Patent License Agreement.

ARTICLE II – RELEASES

2.1                                 Releases by Avistar.

(a)          Subject to ARTICLE V below, Avistar, on behalf of itself and its Subsidiaries, irrevocably releases, acquits and forever discharges (and will cause its Subsidiaries to irrevocably release, acquit and forever discharge) Polycom and its Subsidiaries and its and their respective officers, directors, employees, agents, predecessors, successors, assigns, representatives, and attorneys from and against any and all causes of action, actions, rights of action, suits, judgments, liens, indebtedness, damages, losses, claims, liabilities, obligations, attorneys’ fees, costs, expenses and demands of every kind and character (i) arising from, included in or relating to the Litigation, or (ii) which otherwise accrued against Polycom or its Subsidiaries prior to the Effective Date or arises out of any act or alleged act done prior to the Effective Date, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, up to and as of the Effective Date, including misappropriation of trade secrets, unfair business practices, anticompetitive acts, and infringement of any Avistar Patents, including Patents asserted by Avistar in the Litigation, whether direct, contributory or by inducement, and whether or not willful.

(b)                                       Subject to ARTICLE V below, Avistar, on behalf of itself and its Subsidiaries, irrevocably releases, acquits and forever discharges (and will cause its Subsidiaries to irrevocably release, acquit and forever discharge) Polycom’s and its Subsidiaries’ direct and indirect manufacturers, distributors, dealers, resellers, customers (including OEM customers), and end users, (each direct and indirect manufacturer, distributor, dealer, reseller, customer (including OEM customer), and end user is a “Purchaser”, and all are collectively “Purchasers” for the purposes of this section and section 2.2(b) below) from and against any and all causes of action, actions, rights of action, suits, judgments, liens, indebtedness, damages, losses, claims, liabilities, obligations, attorneys’ fees, costs, expenses and demands of every kind and character, whether known or unknown, suspected or unsuspected, disclosed or undisclosed (i) arising from, included in or relating to the Litigation, or (ii) arising from infringement of Avistar Patents, including Patents asserted by Avistar in the Litigation (whether direct, contributory or by inducement, and whether or not willful) based on acts prior to the Effective Date that would have been licensed under the Patent License Agreement if conducted after the Effective Date.  For the avoidance of doubt, this release extends to a Purchaser only with respect to their permitted manufacture, sale, distribution, import or use (as the case may be) of products of Polycom or its Subsidiaries, and does not extend to any other actions or omissions of a Purchaser that may give rise to a claim or cause of action by Avistar. The foregoing shall not be construed as limiting the covenants not to sue set forth in the Patent License Agreement, which the parties acknowledge shall apply to products of Polycom and its Subsidiaries (and subject to the limitations set forth in Section 4.2 of the Patent License Agreement, to new Subsidiaries) whether sold prior to or after the Effective Date.

2.2                                 Releases by Polycom.

(a)                                        Subject to ARTICLE V below, Polycom, on behalf of itself and its Subsidiaries, irrevocably releases, acquits and forever discharges (and will cause its Subsidiaries to irrevocably release, acquit and forever discharge) Avistar and its Subsidiaries and its and their respective officers, directors, employees, agents, predecessors, successors, assigns, representatives, and attorneys from and against any and all causes of action, actions, rights of action, suits, judgments, liens, indebtedness, damages, losses, claims, liabilities, obligations, attorneys’ fees, costs, expenses and demands of every kind and character (i) arising from, included in or relating to the Litigation, or (ii) which otherwise accrued against Avistar or its Subsidiaries prior to the Effective Date or arises out of any act or alleged act done prior to the Effective Date, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, up to and as of the Effective Date, including misappropriation of trade secrets, unfair business practices, anticompetitive acts and infringement of any Polycom Patents, including Patents asserted by Polycom in the Litigation, whether direct, contributory or by inducement, and whether or not willful.

(b)                                       Subject to ARTICLE V below, Polycom, on behalf of itself and its Subsidiaries, irrevocably releases, acquits and forever discharges (and will cause its Subsidiaries to irrevocably release, acquit and forever discharge) Avistar’s and its Subsidiaries’ direct and indirect Purchasers from and against any and all causes of action, actions, rights of action, suits, judgments, liens, indebtedness, damages, losses, claims, liabilities, obligations, attorneys’ fees, costs, expenses and demands of every kind and character, whether known or unknown, suspected or unsuspected, disclosed or undisclosed (i) arising from, included in or relating to the Litigation, or (ii) arising from infringement of Polycom Patents including Patents asserted by Polycom in the Litigation (whether direct, contributory or by inducement, and whether or not willful) based on acts prior to the Effective Date that would have been licensed under the Patent License Agreement if conducted after the Effective Date.  For the avoidance of doubt, this release extends to a Purchaser only with respect to their permitted manufacture, sale, distribution, import or use (as the case may be) of products of Avistar or its Subsidiaries, and does not extend to any other actions or omissions of a Purchaser that may give rise to a claim or cause of action by Polycom. The foregoing shall not be construed as limiting the covenants not to sue set forth in the Patent License Agreement, which the parties acknowledge shall apply to products of Avistar and its Subsidiaries (and subject to the limitations set forth in Section 4.2 of the Patent License Agreement, to new Subsidiaries) whether sold prior to or after the Effective Date.

2.3                                 General Releases. The releases between Avistar and Polycom in this Settlement Agreement include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law of rights under Section 1542 of the California Civil Code, which reads as follows, and under any similar or comparable laws anywhere in the world:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

ARTICLE III – DISMISSAL OF LITIGATION

3.1                                 Dismissal.  In accordance with ARTICLE V below, Avistar and Polycom shall cause their respective counsel to execute and file a stipulation and order in the form set forth in Exhibit A dismissing with prejudice all claims and counterclaims in the Litigation. The parties shall cooperate in taking any and all additional procedures needed to dismiss the Litigation with prejudice.

3.2                                 No Admission.  The parties agree that the settlement of the Litigation is intended solely as a compromise of disputed claims and counterclaims.  Neither the fact of a party’s entry into this Settlement Agreement nor the terms hereof nor any acts undertaken pursuant hereto shall constitute an admission or concession by any party regarding liability or the validity of any claim or counterclaim in the Litigation.

3.3                                 Attorneys’ Fees and Costs.  Except as set forth in Section 4.1, The parties agree that they shall bear their own costs and attorneys’ fees relating to the Litigation and settlement thereof, including expert fees and court costs, and the preparation, negotiation and execution of this Settlement Agreement and the Patent License Agreement.

ARTICLE IV – CONSIDERATION

4.1                                 Polycom shall pay to Avistar a total of twenty-seven million five hundred thousand U.S. dollars (US$27,500,000) in accordance with ARTICLE V below, some of which is related to Avistar’s attorneys’ fees.  Such payment shall be made by check or wire transfer of immediately available funds to a bank account designated by Avistar at execution.  Such payment shall be the sole and exclusive payment required to be made by Polycom and its Subsidiaries in connection with this Settlement Agreement and shall be Avistar’s sole remuneration hereunder.

ARTICLE V – CLOSING PROCESS

5.1                                 Closing.  The closing of the transactions contemplated by this Settlement Agreement and the Patent License Agreement (the “Closing”) shall take place on Friday, November 12, 2004 at 9:30 am Pacific Time at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, or at such other place and time as the parties may mutually determine.

5.2                                 Deliveries at Closing.  At the Closing, the parties shall execute and deliver this Settlement Agreement, the Patent License Agreement, and the stipulation and order in the form set forth in Exhibit A.  Polycom’s counsel shall hold the executed stipulation and order pending payment as described in Section 5.3.

5.3                                 Payment.  At the Closing or within one (1) business day after the Closing, Polycom shall pay to Avistar the amount set forth in Section 4.1 in the manner set forth therein.  Upon such payment, the releases, licenses and covenants and all other rights and benefits of both parties under this Settlement Agreement and the Patent License Agreement shall become fully effective.

5.4                                 Filing of Dismissal.  Within two (2) court days after the date of payment as described in Section 5.3, Polycom shall cause its counsel to file the executed stipulation and order delivered pursuant to Section 5.2.

ARTICLE VI – MISCELLANEOUS PROVISIONS

6.1                                 Representations and Warranties.

(a)                                        Each of the parties hereto represents and warrants that it has the right to grant the releases granted by such party under this Settlement Agreement.

(b)                                       Each of the parties hereto represents and warrants that (i) it has the right to grant releases of the full scope set forth herein with respect to all Patents owned by such party and its Subsidiaries as of the Effective Date, including all Patents asserted by such party or its Subsidiaries in the Litigation; (ii) no Third Party has any right to enforce or obtain damages for past infringement of any Patents owned by such party or its Subsidiaries as of the Effective Date (including Patents asserted by such party or its Subsidiaries in the Litigation), (iii) neither such party nor any of its Subsidiaries has any parent, affiliate or joint venture (other than such party or its Subsidiaries under this Settlement Agreement) who owns or controls any Patents as of the Effective Date; (iv) neither it nor any of its Subsidiaries has assigned or otherwise transferred to any other Person any rights to any claims, counterclaims, causes of action, damages or other remedies relating to the Litigation; and (vi) neither it nor any of its Subsidiaries has assigned or otherwise transferred its rights to any Patents in the one (1) year period prior to the Effective Date.

6.2                                 Confidentiality of Terms.  Neither party shall disclose the terms of this Settlement Agreement without the prior written consent of the other party except:

(a)                                        In the press releases as set forth in 6.3 below, or any republication of those press releases;

(b)                                       to Subsidiaries of the parties in confidence;

(c)                                        to any governmental body having jurisdiction and specifically requiring such disclosure (in confidence to the extent allowed);

(d)                                       in response to a valid subpoena or as otherwise may be required by law (in confidence to the extent allowed);

(e)                                        to the extent required, for the purposes of disclosure in connection with the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations, provided however, that in the event either party determines it is necessary to disclose any terms beyond those included in the press releases attached hereto as Exhibit B or that it is required to publicly file this Settlement Agreement or the Patent License Agreement, the disclosing party agrees to use commercially reasonable efforts to receive confidential treatment for information deemed sensitive and shall give the other party reasonable prior notice of its intention to disclose such information;

(f)                                          to a party’s accountants, legal counsel and other financial and legal advisors, subject to obligations of confidentiality;

(h)                                       as required during the course of litigation, subject to protective orders or other similar protections as applicable; or

(i)                                           to a Third Party’s outside counsel in connection with a potential merger or acquisition by, of or with the party provided that such disclosure shall be (i) on a strictly limited, need-to-know basis, (ii) when such transaction is reasonably certain to take place, and (iii) on terms applicable to the most confidential information disclosed by such party in connection with such transaction provided such terms are at least as restrictive as set forth herein;

provided, however, that prior to any such disclosure pursuant to paragraphs (d) and/or (h) hereof, the party seeking to make such disclosure shall notify the other party and take reasonable actions in an effort to minimize the nature and extent of such disclosure.

6.3                                 Press Releases.  At approximately 5AM Pacific Time on November 15, 2004, each party shall issue its corresponding press release regarding this Settlement Agreement and the Patent License Agreement, the content of which is set forth in Exhibit B hereto.  Except as expressly authorized in Section 6.2 hereunder, or in the Patent License Agreement, neither party shall issue any other press release or other public communication regarding this Settlement Agreement or the Patent License Agreement without the prior written consent of the other party.

6.4                                 Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, addressed as follows:

If to Avistar:	Avistar Communications Corporation
Attn: Chief Financial Officer
555 Twin Dolphin Drive
Suite 360
Redwood Shores, California 94065

If to Polycom:	Polycom, Inc.
Attn: General Counsel
4750 Willow Road
Pleasanton, CA 94588

with a copy to:	Polycom, Inc.
Attn: Chief Financial Officer
4750 Willow Road
Pleasanton, CA 94588

Such notices shall be deemed to have been served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

6.5                                 Assignment.  Neither party may assign this Settlement Agreement or any right or obligation under this Settlement Agreement without the prior written consent of the other party, except to a successor-in-interest of all or substantially all of its business or assets, whether by sale, merger or otherwise. Subject to the foregoing, this Settlement Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

6.6                                 Governing Law.  This Settlement Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of California, without reference to conflict of laws principles.

6.7                                 Dispute Resolution.  If a dispute arises regarding this Settlement Agreement, or the interpretation, breach, termination or validity thereof, the senior management of both parties shall meet to attempt to resolve such disputes.  If the senior management cannot resolve the dispute, the parties agree to meet for one (1) day with an impartial mediator to attempt to resolve such dispute.  If the dispute is not resolved by such mediation, then the parties agree that such dispute shall be resolved by binding arbitration in San Francisco, California before three (3) arbitrators in accordance with the rules of the International Chamber of Commerce (“ICC”) in effect as of the Effective Date of this Settlement Agreement. The parties, their representatives, other participants and arbitrators shall hold the existence, content and result of arbitration in confidence, except as otherwise required or advisable in connection with securities filings or otherwise required by law.  The award of the arbitrators may be entered in any court having jurisdiction thereof.  This Section 6.7 shall not be construed as restricting or limiting either party’s ability to immediately assert a license or other defense in any litigation or other proceeding against such party, such party’s Subsidiaries, or its or their products or the resellers, distributors or customers of such products, regardless of jurisdiction or venue.

6.8                                 Further Acts.  Each party to this Settlement Agreement agrees to perform any further acts and to cause its Subsidiaries to perform such further acts, and execute and deliver and to cause its Subsidiaries to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Settlement Agreement.

6.9                                 Severability.  If any provision of this Settlement Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Settlement Agreement will continue in full force and effect and be enforceable. The parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

6.10                           Entire Agreement.  This Settlement Agreement, together with the Patent License Agreement, embodies the entire understanding of the parties with respect to the subject matter hereof, and merge all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Settlement Agreement.

6.11                           Modification; Waiver.  No modification or amendment to this Settlement Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

6.12                           Construction.  Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Settlement Agreement. As used in this Settlement Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”  The headings in this Settlement Agreement will not be referred to in connection with the construction or interpretation of this Settlement Agreement.

6.13                           Counterparts.  This Settlement Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Settlement Agreement.  This Settlement Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party as if they were original signatures.

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IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be signed below by their respective duly authorized officers.

Avistar Communications Corporation		Polycom, Inc.

By:		By:

Name:	WILLIAM L. CAMPBELL	Name:	Michael R. Kourey

Title:	VICE CHAIRMAN & CHIEF ADMIN OFCR	Title:	CFO

Date:	11/12/04	Date:	11/12/04

Collaboration Properties, Inc.

By:

Name:	WILLIAM L. CAMPBELL

Title:	President & CEO

Date:	11/12/04

EXHIBIT A

Stipulation and Order

SIMPSON THACHER & BARTLETT LLP

GEORGE M. NEWCOMBE (202898)

JEFFREY E. OSTROW (213118)

HARRISON J. FRAHN IV (206822)

JONATHAN C. SANDERS (228785)

3330 Hillview Avenue

Palo Alto, California 94304

Telephone: (650) 251-5000

Facsimile:  (650) 251-5002

SIMPSON THACHER & BARTLETT LLP

HENRY B. GUTMAN (admitted pro hac vice)

JEREMY S. PITCOCK (admitted pro hac vice)

425 Lexington Avenue

New York, New York 10017

Telephone:  (212) 455-2000

Facsimile:   (212) 455-2502

Attorneys for Plaintiff/Counterdefendant

COLLABORATION PROPERTIES, INC.

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

COLLABORATION PROPERTIES, INC., a Nevada Corporation	) )	Case No.C02-4591 MMC (EMC)
)
Plaintiff,	) )	STIPULATION AND ORDER OF DISMISSAL
v.	)
)
POLYCOM, INC., A Delaware corporation,	)
)
Defendant.	)
)
)
)
POLYCOM, INC., a Delaware corporation,	)
)
Counterplaintiff,	)
)
v.	)
)
COLLABORATION PROPERTIES, INC., a	)
Nevada corporation and	)
AVISTAR COMMUNICATIONS	)
CORPORATION, a Delaware Corporation,	)
)
Counterdefendants.	)
)

STIPULATION AND ORDER OF DISMISSAL

CASE NO. C02-4591 MMC (EMC)

The parties hereby stipulate, by and through their respective counsel, that (1) the claims set forth in Collaboration Properties, Inc.’s Complaint in the above-captioned action and (2) the counterclaims set forth in Polycom, Inc.’s Second Amended Answer and Counterclaims in the above-captioned action are dismissed with prejudice pursuant to Rule 41(a)(ii) of the Federal Rules of Civil Procedure.

Each party to bear its own costs.

Dated : November , 2004	SIMPSON THACHER & BARTLETT LLP

	By:	/s/ George M. Newcombe
George M. Newcombe

Attorneys for Plaintiff/Counterdefendants COLLABORATION PROPERTIES, INC. and AVISTAR COMMUNICATIONS CORP.

Dated : November , 2004	KEKER & VAN NEST, LLP

By:
John W. Keker

Attorneys for Defendant/Counterplaintiff
POLYCOM, INC.

SO ORDERED:

Dated : November , 2004
Maxine M. Chesney
United States District Judge

STIPULATION AND ORDER OF DISMISSAL

CASE NO. C02-4591 MMC (EMC)

EXHIBIT B

Press Releases

Avistar Press Release

Contact:
Robert J. Habig
CFO - Avistar
650-610-2900
bhabig@avistar.com

Avistar Announces Cross-Licensing Agreement with Polycom, Inc.

Avistar agrees to settle patent litigation against Polycom

Redwood Shores, Calif. — November 15, 2004.  Avistar Communications Corporation (NASDAQ: AVSR), a provider of business video collaboration solutions, and Collaboration Properties, Inc. (CPI), its wholly owned subsidiary, today announced that they have reached an agreement with Polycom, Inc. (NASDAQ: PLCM), wherein the companies have cross-licensed each others’ patent portfolios. Additionally, Avistar has agreed to dismiss its pending lawsuit against Polycom regarding infringement of four Collaboration Properties patents. In addition, both companies intend to pursue other business relationships.

Under the terms of the patent cross-licensing and settlement agreement, Polycom has agreed to make a one-time payment of $27.5 million dollars to Avistar in exchange for a fully-paid up license to Avistar’s patent portfolio and settlement of CPI’s claims.  Net of Avistar’s contingent legal fees related to the litigation, the payment amounts to approximately $21 million dollars.

“We are extremely pleased with this initial licensing of our patent portfolio,” said Gerald Burnett, CEO of Avistar. “We believe the technology covered by our portfolio is important to accelerating the adoption of desktop video, and that it is a natural fit with Polycom’s market leading products.  We look forward to working with them on ways to use each others’ capabilities to broaden this market.  We strongly believe this settlement is in the best interests of all parties, and we are pleased to be able to concentrate our future efforts and resources on expanding the market for rich-media collaboration."

Under the cross-licensing and settlement agreement, CPI is dismissing with prejudice its infringement suit against Polycom.  The original litigation was initiated in September, 2002, in the Federal District Court for the Northern District of California and involved the following CPI patents: U.S. Patent Nos. 5,867,654; 5,896,500; 6,212,547; and 6,343,314.  In addition, the cross-licensing and settlement agreement includes patent licenses spanning each company’s extensive patent portfolios.

About Avistar Communications Corporation

Avistar develops, markets, and supports video collaboration solutions for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers TV-quality video calling, recording, publishing to web and emails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar delivers on vBusiness – video-enabling business – by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises.  By offering both IP and circuit-switched products, which are fully interoperable, Avistar provides customers with a unique choice of how they implement high-quality video.

Founded in 1993, Avistar Communications Corporation is headquartered in Redwood Shores, California, with sales offices in New York and London.  Avistar’s technology is used in more than 35 countries. Collaboration Properties, Inc., a wholly owned subsidiary of Avistar Communications Corporation, holds a current portfolio of 65 patents for inventions in primary areas of video technology, including Avistar’s video operating system and networked video collaboration products in both digital and analog networks.  Inquiries regarding CPI's licensing may be directed to Paul Carmichael, primary licensing advisor, by arrangement with Amanda Redd at 650/610-2900.  For more information, visit www.avistar.com.

Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to statements concerning possible future business arrangements among Avistar, CPI and Polycom, future use of licensed technology among the companies and the impact of any relationship between the companies on the market for rich-media collaboration products.  Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties.

###

Copyright (c) 2004 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation.

Polycom Press Release

EXHIBIT C

Patent Cross-License Agreement